Exhibit 10.1

FORM OF INDEMNITY AGREEMENT made as of the ____day of ____.

BETWEEN:

[ Director or Officer]

(hereinafter called the "Indemnitee")

OF THE FIRST PART

- and -

ELYS GAME TECHNOLOGY, CORP.,

a corporation incorporated under the laws of Delaware,

(hereinafter called the "Corporation")

OF THE SECOND PART

WHEREAS the indemnitee has been [elected to the Board of Directors of the Corporation][serves as an officer of the Corporation];

AND WHEREAS the Corporation has the power to indemnify its directors and officers pursuant to General Corporation Law of the State of Delaware;

AND WHEREAS the Corporation wishes to indemnify the Indemnitee, and the Indemnitee wishes to be indemnified by the Corporation, pursuant to the terms and conditions of this Indemnity Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and agreements hereinafter set forth and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by each of the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.       The Corporation hereby undertakes and agrees to indemnify and save harmless the Indemnitee and his heirs, estate trustees and legal representatives, to the fullest extent permitted by law, from and against all losses, claims, actions, proceedings, awards, judgments, fines, penalties, liabilities, damages, obligations, costs, charges, legal fees and disbursements and expenses, including without limitation, all amounts paid to settle any action or satisfy any judgment reasonably incurred by or on behalf of the Indemnitee in respect of any civil, criminal or administrative action or proceeding to which the indemnitee is made a party (or any such proceeding which might be threatened in respect of which the Indemnitee is threatened to be made a party) by reason of him being or having been a director of officer of the Corporation or a subsidiary thereof if:

(a)	he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Corporation or a subsidiary thereof; and
(b)	with respect to any criminal action or proceeding, he had no reasonable cause to believe the person’s conduct was unlawful.

2.        No indemnification of the indemnitee by the Corporation shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the Corporation or a subsidiary thereof unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.        Any indemnification by the Corporation pursuant to this Indemnity Agreement (unless ordered by a court of competent jurisdiction) shall be made by the Corporation upon a determination in a specific case that indemnification of the Indemnitee is proper in the circumstances as the Indemnitee met the applicable standard of conduct set forth in this Indemnity Agreement. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination; (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders of the Corporation.

4.        Reasonable expenses (including legal fees and disbursements) incurred by the Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation.

5.        The indemnification and advancement of expenses provided by, or granted pursuant to, this Indemnity Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under law.

6.        The Corporation undertakes and agrees to inform the Indemnitee with respect to any directors and officers insurance policy or comparable insurance policy that the Corporation shall maintain from time to time, including the coverage limits and exclusions of such insurance policy, and the Corporation further undertakes and agrees to promptly notify the Indemnitee of any changes in such insurance policy.

7.        This Indemnity Agreement shall continue in full force and effect until terminated by the mutual agreement of the Indemnitee and the Corporation. This Indemnity Agreement shall specifically remain in full force and effect after the Indemnitee has ceased to be on the Board of Directors of the Corporation with respect to any indemnification obligations of the Corporation for any matter or circumstances which arose or may have occurred prior to such date.

8.        This Indemnity Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of Delaware and the parties attorn to the non-exclusive jurisdiction of the courts of the Chancery Courts in the State of Delaware.

9.        This Indemnity Agreement and the obligations hereunder may not be assigned by the Corporation without the prior written consent of the Indemnitee.

10.       This Indemnity Agreement may be validly executed by pdf or other electronic signature and in one or more counterparts all of which when taken together shall constitute one and the same document.

IN WITNESS WHEREOF this Indemnity Agreement has been executed by the parties hereto as of the date first written above.

[Director or Officer]

ELYS GAME TECHNOLOGY, CORP.
Per:
Name: Michele Ciavarella Title: Executive Chairman